Exhibit 99.2
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES 2-FOR-1 STOCK SPLIT AND INCREASE IN CASH
DIVIDEND
DAYTON, OHIO, January 9, 2008. .. Robbins & Myers, Inc. (NYSE:RBN) announced today that its Board of Directors has declared a
2-for-1 stock split of the Company’s common shares, to be effected in the form of a share dividend. Shareholders will receive one additional share for each common share of Robbins & Myers. Inc. owned as of the close of business on the record date of February 4, 2008. The additional shares will be issued on February 28, 2008. The Company’s common shares will begin trading on the split-adjusted basis on February 29, 2008. As a result of the stock split, the number of common shares issued and outstanding will increase from approximately 17.24 million shares to approximately 34.48 million shares.
The Board of Directors also approved a 15.3% increase in its regular quarterly cash dividend payment of $0.065 per share to $0.075 per share on a pre-split basis. The dividend is payable on February 15, 2008 to shareholders of record as of January 25, 2008.
Peter C. Wallace, President and Chief Executive Officer, commented, “These actions reflect consistent growth in our operating results, our strong financial position, significant increases in the value of the Company’s common shares, and opportunities for further growth. Management remains committed to creating value for our shareholders.”
National City Bank, the Company’s transfer agent, will issue the split shares through book entry for all shareholders, including those who hold certificates for their shares. On or about February 28, 2008, the transfer agent will mail new statements to our shareholders of record on February 4, 2008, reflecting the additional shares issued to each shareholder in book entry form due to the stock split.
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; our ability to comply with the financial covenants and other provisions of our financing arrangements; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward- looking statements to reflect events or circumstances after the date hereof.
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